                  --------------------------------------------------


                               STOCK PURCHASE AGREEMENT


                                        among


                           GOLDEN STATE ACQUISITION CORP.,


                                 SBIC PARTNERS, L.P.

                                         and

                                  JEFFREY B. O'NEILL



                  --------------------------------------------------


                             Dated as of October 10, 1996


                  --------------------------------------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I      THE TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . .   1

     1.1       Purchase and Sale . . . . . . . . . . . . . . . . . . . . . .   1
     1.2       Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .   2
     1.3       Closing Matters . . . . . . . . . . . . . . . . . . . . . . .   2
     1.4       Time and Place of Closing . . . . . . . . . . . . . . . . . .   2
     1.5       Subsequent Closing. . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE BUYERS. . . . . . . . .   3

     2.1       Organization. . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.2       Authority . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.3       No Violation. . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.4       Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.5       Securities Act Representation . . . . . . . . . . . . . . . .   4

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . .   4

     3.1       Corporate Organization. . . . . . . . . . . . . . . . . . . .   4
     3.2       Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .   4
     3.3       Capital Stock . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.4       Newly Issued Shares . . . . . . . . . . . . . . . . . . . . .   5
     3.5       Authority . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     3.6       No Violation. . . . . . . . . . . . . . . . . . . . . . . . .   6
     3.7       Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.8       Financial Statements. . . . . . . . . . . . . . . . . . . . .   7
     3.9       Absence of Certain Changes or Events. . . . . . . . . . . . .   8
     3.10      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.11      Employee Benefits . . . . . . . . . . . . . . . . . . . . . .  10
     3.12      Material Contracts and Other Agreements . . . . . . . . . . .  13
     3.13      Suppliers and Customers . . . . . . . . . . . . . . . . . . .  14
     3.14      Leased Property . . . . . . . . . . . . . . . . . . . . . . .  14
     3.15      Real Property . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.16      Compliance with Laws. . . . . . . . . . . . . . . . . . . . .  15
     3.17      Licenses and Permits. . . . . . . . . . . . . . . . . . . . .  15
     3.18      Title to Assets . . . . . . . . . . . . . . . . . . . . . . .  15
     3.19      Inventory . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.20      Accounts Receivable . . . . . . . . . . . . . . . . . . . . .  16

     3.21      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                                            Page
                                                                            ----

     3.22      Environmental Laws and Regulations. . . . . . . . . . . . . .  17
     3.23      Brokers; Certain Expenses . . . . . . . . . . . . . . . . . .  19

     3.24      No Agreements to Sell the Company . . . . . . . . . . . . . .  19
     3.25      Related-Party Transactions. . . . . . . . . . . . . . . . . .  19
     3.26      Labor Matters . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.27      Compliance with the Immigration Reform and Control A20. . . .  19
     3.28      Proprietary Rights. . . . . . . . . . . . . . . . . . . . . .  21
     3.29      Small Business Administration Matters . . . . . . . . . . . .  21
     3.30      Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IV     COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . . . . . .  22

     4.1       Access to Properties and Records. . . . . . . . . . . . . . .  22
     4.2       Indemnification by the Company. . . . . . . . . . . . . . . .  22
     4.3       Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . .  23
     4.4       Consents. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     4.5       Delivery of Financial Statements and Other Documents. . . . .  24
     4.6       Access to Records . . . . . . . . . . . . . . . . . . . . . .  24
     4.7       No Transactions with Affiliates . . . . . . . . . . . . . . .  24
     4.8       Qualification as a Qualified Small Business . . . . . . . . .  25
     4.9       Use of Proceeds; Access to Records. . . . . . . . . . . . . .  25
     4.10      Buyer's Right of First Refusal. . . . . . . . . . . . . . . .  25

ARTICLE V      CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . .  26

     5.1       Conditions to Each Party's Obligations. . . . . . . . . . . .  26
     5.2       Conditions to the Obligations of the Company. . . . . . . . .  27
     5.3       Conditions to the Obligations of the Buyers.  . . . . . . . .  27

ARTICLE VI     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  28

     6.1       Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.2       Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.3       Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.4       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.5       Headings; Agreement . . . . . . . . . . . . . . . . . . . . .  29
     6.6       Publicity . . . . . . . . . . . . . . . . . . . . . . . . . .  29

     6.7       Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .  29
     6.8       Conveyance Taxes. . . . . . . . . . . . . . . . . . . . . . .  29
     6.9       Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .  30

                               Table of Contents (Continued)

                                                                            Page
                                                                            ----

     6.10      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.11      Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.12      Third Party Beneficiaries . . . . . . . . . . . . . . . . . .  30
     6.13      Costs and Expenses. . . . . . . . . . . . . . . . . . . . . .  30

                                 DISCLOSURE SCHEDULES



Schedule 3.1   Corporate Organization
Schedule 3.2   Subsidiaries
Schedule 3.3   Capital Stock
Schedule 3.4   Newly Issued Shares
Schedule 3.5   Authority
Schedule 3.6   No Violation
Schedule 3.7   Litigation
Schedule 3.8   Financial Statements
Schedule 3.9   Absence of Certain Changes or Events
Schedule 3.10  Insurance
Schedule 3.11  Employee Benefits
Schedule 3.12  Material Contracts and Other Agreements
Schedule 3.13  Suppliers and Customers
Schedule 3.14  Leased Property
Schedule 3.15  Real Property
Schedule 3.16  Compliance With Laws
Schedule 3.17  Licenses and Permits
Schedule 3.18  Title to Assets
Schedule 3.19  Inventory
Schedule 3.20  Accounts Receivable
Schedule 3.21  Taxes
Schedule 3.22  Environmental Laws and Regulations
Schedule 3.23  Brokers; Certain Expenses
Schedule 3.24  No Agreements to Sell the Company
Schedule 3.25  Related-Party Transactions
Schedule 3.26  Labor Matters
Schedule 3.27  Compliance with the Immigration Reform and Control Act
Schedule 3.28  Proprietary Rights
Schedule 3.29  Small Business Administration Matters
Schedule 3.30  Disclosure

                                       EXHIBITS



Exhibit A        List of Shares
Exhibit B        Amended and Restated Stockholders Agreement
Exhibit C        Amended and Restated Registration Rights Agreement
Exhibit D        Certificate of Amendment to Certificate of Incorporation
Exhibit E        Forms of Resignation
Exhibit F-1      Opinion of Counsel to the Company
Exhibit F-2      Opinion of Counsel to Buyers

                               STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT ("Agreement") dated as of October 10, 1996 by and among Golden State Acquisition Corp., a Delaware corporation (the "Company"), SBIC Partners, L.P., a Texas limited partnership ("SBIC Partners"), and Jeffrey B. O'Neill ("O'Neill," and, sometimes collectively with SBIC Partners, the "Buyers").


                                   R E C I T A L S:

          WHEREAS, the Buyers wish to purchase from the Company, and the Company wishes to sell to the Buyers, the number of shares of the Company's capital stock as is set forth in Section 1.1 below, on the terms and subject to the conditions set forth below;

          WHEREAS, the Company, the Buyers, FAC, Ltd., a Cayman Islands corporation ("FAC"), Exeter Equity Partners, L.P., a Delaware limited partnership, Exeter Venture Lenders, L.P., a Delaware limited partnership (collectively, "Exeter") and certain other parties have entered into that certain Securities Purchase Agreement dated August 22, 1996 (the "FAC/Exeter Securities Purchase Agreement"); and

          WHEREAS, the Board of Directors of the Company (the "Board") has approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.


                                  A G R E E M E N T:

          NOW, THEREFORE, in consideration of the foregoing promises, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


ARTICLE                                   I

                                   THE TRANSACTIONS

          1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, the Buyers agree to purchase from the Company and the Company agrees to sell to the Buyers (the "Purchase") at the Closing, an aggregate of Nine Hundred Fifty-Seven Thousand Three Hundred (957,300) shares (the "Shares") of Class B Common Stock, $0.01 par value, of the Company (the "Class B Stock"), in the respective amounts set forth opposite each Buyer's name on Exhibit A hereto.

          1.2 PURCHASE PRICE. The purchase price to be paid for each Share shall be Seven Dollars and Twenty-Six Cents ($7.26), constituting an aggregate purchase price for the Shares of Six Million Nine Hundred Forty-Nine Thousand Nine Hundred Ninety-Eight Dollars Cents ($6,949,998) (the "Purchase Price").

          1.3 CLOSING MATTERS. At the Closing (a) each Buyer will wire transfer or otherwise make available in same day funds to the Company its or his, as the case may be, portion of the Purchase Price, (b) the Company shall deliver certificates to SBIC Partners and O'Neill representing Seven Hundred Fifty Thousand Six Hundred Eighty-Nine (750,689) shares of Class B Stock and Two Hundred Six Thousand Six Hundred Eleven (206,611) shares of Class B Stock, respectively, (c) the transactions contemplated by the FAC/Exeter Securities Purchase Agreement shall be consummated in accordance with the terms thereof, (d) each of the Company, Exeter, Buyers and all other parties relevant thereto shall execute and deliver an amended and restated Stockholders Agreement in the form attached hereto as Exhibit B (the "Amended and Restated Stockholders Agreement"), (e) each of the Company, Exeter, the Buyers and all other parties relevant thereto shall execute and deliver an amended and restated Registration Rights Agreement, in the form attached hereto as Exhibit C (the "Amended and Restated Registration Rights Agreement"), (f) the Certificate of Amendment to Certificate of Incorporation of the Company shall be amended, in the form of the certificate of amendment attached hereto as Exhibit D, to provide, among other things, for the immediate right of the Class B Stock to vote on all corporate matters and (g) each representative of FAC and/or SMS who is presently serving as an officer and/or director of the Company, Golden State Vintners, a California corporation ("GSV"), or any other subsidiary of either entity shall execute and deliver the forms of resignation attached hereto as Exhibit E. All agreements referenced in this Section 1.3 shall sometimes be collectively referred to herein as the "Ancillary Agreements."

          1.4 TIME AND PLACE OF CLOSING. The consummation of the transactions contemplated in this Agreement (the "Closing") shall take place at 10:00 a.m., October 10, 1996, at the offices of Riordan & McKinzie, 300 South Grand Avenue, Suite 2900, Los Angeles, CA 90071, on the first business day following the satisfaction or waiver of all of the conditions required to be satisfied at or prior to the Closing (but in no event later than December 31, 1996 or at such other time, place or date as the parties hereto shall agree upon in writing (the "Closing Date").

          1.5 SUBSEQUENT CLOSING. Prior to November 27, 1996, the Company may raise up to an additional Two Hundred Fifty Thousand Dollars ($250,000) through the issuance of Thirty-Four Thousand Four Hundred Thirty-Five (34,435) shares of non-voting Class K Common Stock (the "Class K Shares"). At the closing of such issuance, this Agreement will be supplemented to reflect the purchase and sale of the Class K Shares.

                                      ARTICLE II

                            REPRESENTATIONS AND WARRANTIES
                                    OF THE BUYERS

          Each of the Buyers severally but not jointly represents and warrants to the Company, as to all matters relevant thereto, as follows:

          2.1 ORGANIZATION. SBIC Partners, Forrest Binkley & Brown L.P. and SL-SBIC Partners, L.P. are each limited partnerships duly organized, validly existing and in good standing under the laws of the State of Texas. Forrest Binkley & Brown Venture Co. and FW-SBIC Partners, Inc. are each corporations duly organized, validly existing and in good standing under the laws of the State of Texas.

          2.2 AUTHORITY. SBIC Partners has full partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by SBIC Partners of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of SBIC Partners. No other action on the part of either SBIC Partners or its respective partners is necessary to authorize the execution and delivery of this Agreement by SBIC Partners or the performance by such Buyer of its obligations hereunder. This Agreement has been duly executed and delivered by each Buyer and constitutes a legal, valid and binding agreement of such Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by each Buyer in connection with this Agreement, including, without limitation, each of the Ancillary Agreements, on or prior to the Closing Date will be duly executed and delivered by such Buyer, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of such Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except to the extent that indemnification with respect to securities laws violations may be held void as against public policy.

          2.3 NO VIOLATION. The execution and delivery of this Agreement, the Ancillary Agreements and each other agreement contemplated hereby and thereby by each Buyer, the performance by each Buyer of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby, will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Buyer, (b) require the consent, waiver, approval, license or authorization of or any filing by such Buyer with any person or governmental authority or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, partnership agreement, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which such Buyer is subject or by which such Buyer is bound.

          2.4 BROKERS. Neither Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

          2.5 SECURITIES ACT REPRESENTATION. Each Buyer is an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act of 1933, as amended. Neither Buyer is purchasing the Shares with a view to a distribution or resale of any of such securities in violation of any applicable securities laws.


                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES
                                    OF THE COMPANY

          The Company represents and warrants, except as disclosed on the schedules (the "Disclosure Schedules") attached hereto, each of which disclosures shall reference the applicable Section hereof to which it applies, to the Buyers as follows:

          3.1 CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could reasonably be expected, individually or in the aggregate, to have a material and adverse effect upon the financial condition, prospects or results of operations of the Company (a "Material Adverse Effect"). True and complete copies of the Certificate of Incorporation and the Bylaws of the Company, each as amended to date, have been delivered to the Buyers.

          3.2 SUBSIDIARIES. A true and complete list of all direct and indirect subsidiaries of the Company (the "Subsidiaries") is set forth on the Disclosure Schedules. Each Subsidiary is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and all of the issued shares of capital stock or other equity interest of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned directly or indirectly by the Company, free and clear of any and all liens, encumbrances, security interests, preemptive rights, adverse claims or equities or rights in favor of another ("Encumbrances"). Neither the Company, except with respect to the Subsidiaries, nor any of the Subsidiaries owns, directly or indirectly, any stock, partnership interest, joint venture interest or other security, investment or interest in any other corporation, organization or entity.

          3.3 CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists of: (i) One Million (1,000,000) shares of Class A Stock, Six Hundred Fifty Thousand (650,000) shares of which are issued and outstanding; (ii) Two Million (2,000,000) shares of Class B Stock, One Million Three Hundred Thousand (1,300,000) shares of which are issued and outstanding, and One Hundred Thirty-Six Thousand Two Hundred Ten (136,210) shares of which are reserved for exchange pursuant to that certain Preferred Stock Exchange Agreement entered into as of April 27, 1995 by and among the Company and certain shareholders of GSV; (iii) Three Million Five Hundred Thousand (3,500,000) shares of Class D Common Stock, par value $0.01 per share, none of which are issued and outstanding, but Two Million Eighty-Six Thousand Two Hundred Ten (2,086,210) shares of which are reserved for issuance upon conversion of the Class A Stock and Class B Stock pursuant to the Company's Certificate of Incorporation; (iv) Two Hundred Thousand (200,000) shares of 12% cumulative convertible preferred stock, One Hundred Thousand (100,000) of which are issued and outstanding; (v) Seven Hundred Fifty Thousand (750,000) shares of 6% junior exchangeable preferred stock, Five Hundred Twenty-Three Thousand Nine Hundred Eighty (523,980) shares of which are issued and outstanding; and (vi) One Million (1,000,000) shares of Class E Common Stock, par value $0.01 per share, Four Hundred Fourteen Thousand Seventy-Nine (414,079) shares of which are issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights with respect thereto and were issued in compliance with all applicable securities laws and regulations.
Except as set forth in the Disclosure Schedules, there are no voting trusts or other agreements, arrangements or understandings with respect to the voting of the capital stock of the Company (i) to which the Company is a party or (ii) to the best of the Company's knowledge, to which any other person, including without limitation any holder of shares of the Company's capital stock, is a party. Except as set forth in the Disclosure Schedules, there are no preemptive rights, registration rights, subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire or sell, issue or otherwise transfer any shares of capital stock. The Disclosure Schedules set forth the record ownership of the Company's capital stock after consummation of the transactions contemplated hereby.

          3.4 NEWLY ISSUED SHARES. The Shares sold and issued by the Company to the Buyers in accordance with the terms of this Agreement have been duly authorized and, when issued as contemplated hereby at the Closing, will be validly issued, fully paid and non-assessable and no person has any preemptive right, option, warrant, subscription agreement or other right with respect to such Shares. At the Closing, the Buyers will acquire good and marketable title to the Shares free and clear of any and all Encumbrances except such Encumbrances as may be created by each Buyer pursuant to the Stockholders Agreement.

          3.5 AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and each other agreement contemplated hereby and thereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated on its part hereby and thereby have been duly authorized by the Board, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement, the Ancillary Agreements, each other agreement contemplated hereby and thereby or to consummate the transactions contemplated on its part hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by the Company in connection with this Agreement on or prior to the Closing Date, including without limitation, the Ancillary Agreements, will be duly executed and delivered by the Company, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except to the extent that indemnification with respect to securities laws violations may be held void as against public policy.

          3.6 NO VIOLATION. The execution, delivery and performance of this Agreement, the Ancillary Agreements and each other agreement contemplated hereby and thereby by the Company and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Company or any Subsidiary,
(b) require the consent, waiver, approval or authorization of or any filing by the Company or any Subsidiary with any person or governmental authority,
(c) violate, result (with or without notice or the passage of time, or both) in a breach of, or give rise to the right to terminate, accelerate or cancel any obligation under, or require the payment of any fee, or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of the charter documents of the Company or any Subsidiary, or any indenture, mortgage, lien, order, judgment, ordinance, regulation, decree or other agreement or instrument to which the Company or any Subsidiary is subject or bound which could reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect or interfere in any way with the Company's ability to consummate the transactions contemplated by this Agreement, the Ancillary Agreements and each other agreement contemplated hereby and thereby, (d) result in the creation of any Encumbrance upon any property of the Company or any Subsidiary which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (e) result in a loss or adverse modification of any license, permit, certificate, franchise or contract granted to or otherwise held by the Company or any Subsidiary which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the Disclosure Schedules, neither the Company nor, to the best of the Company's knowledge, any other party, has, in connection with this Agreement, (x) obtained any waiver, supplement, modification or amendment of the terms or provisions of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Company is subject or bound or (y) entered into any understanding or agreement, oral or written, whether or not legally enforceable, with respect thereto.

          3.7 LITIGATION. There are no actions, proceedings, complaints, grievances, investigations or unfair labor practice complaints or grievances or investigations pending or, to the best of the Company's knowledge, threatened, against the Company or any Subsidiary or the Company's or such Subsidiary's assets or properties before any court or governmental or regulatory authority or body or arbitrator, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor is there any basis for any of the foregoing. There are no such actions, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or, to the best knowledge of the Company, pending or threatened against any other party challenging the validity or propriety of the transactions contemplated by this Agreement and the Ancillary Agreements. None of the Company, any Subsidiary, nor any of the Company's or such Subsidiary's assets or properties is subject to any order, judgment, injunction or decree, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.8 FINANCIAL STATEMENTS. The Disclosure Schedules set forth (i) the unaudited consolidated financial statements of the Company for the nine months ended March 31, 1996 and (ii) the audited consolidated financial statements of the Company for the fiscal years ended June 30, 1995 and June 30, 1994 (the "Financials"). As of their respective dates, the Financials did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financials were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as of the dates and for the periods indicated (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

          3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996 the Company and the Subsidiaries have conducted their respective businesses in the ordinary course and there has not been any:

                         (a) material adverse change in the financial condition, assets, liabilities, business, operations or results of operations of the Company and the Subsidiaries, taken as a whole;

                         (b) addition to or modification of employee benefits plans, arrangements or practices;

                         (c) sale, assignment or transfer of any of the material assets of the Company or any Subsidiary, other than in the ordinary course of business, consistent with past practice;

                         (d) cancellation of any indebtedness owed to the Company or any Subsidiary in an aggregate amount greater than Fifty Thousand Dollars ($50,000), or waiver of any rights of similar value to the Company or such Subsidiary relating to any of its business activities or properties, other than in the ordinary course of business;

                         (e) amendment, cancellation or termination of any Contract (as defined in Section 3.12), license or other instrument material to the Company or any Subsidiary, except in the ordinary course of business;

                         (f) failure to repay any material obligation of the Company or any Subsidiary;

                         (g) change in accounting methods, principles or practices by the Company or any Subsidiary materially affecting any of their respective assets, liabilities, results of operations or business;

                         (h) material revaluation by the Company or any Subsidiary of any of their assets, including without limitation, any material write-offs, material increases in any reserves except in the ordinary course of business consistent with past practice or any write-up of the value of inventory, property, plant, equipment or any other asset;

                         (i) material damage, destruction or loss (whether or not covered by insurance) affecting any office, warehouse, vineyard or winery owned or maintained by the Company or any Subsidiary or any other material asset of the Company or any Subsidiary and resulting in a loss in excess of One Hundred Thousand Dollars ($100,000);

                         (j) mortgage, pledge or other encumbrance of any assets of the Company or any Subsidiary, material singly or in the aggregate, except purchase money mortgages, equipment leases or other encumbrances arising in the ordinary course of business;

                         (k) declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) with respect to the capital stock or other equity securities of the Company or any Subsidiary, or any redemption, purchase or other acquisition of any of the securities of the Company or any Subsidiary, or any other payment to any stockholder of the Company in its capacity as a stockholder and except as contemplated by this Agreement and the FAC/Exeter Securities Purchase Agreement;

                         (l) issuance by the Company or any Subsidiary of, or commitment by any of them to issue, any capital stock or other equity securities or obligations or any securities convertible into or exchangeable or exercisable for capital stock or other equity interests, except as contemplated by this Agreement;

                         (m) indebtedness for borrowed money incurred by the Company or any Subsidiary or any commitment to incur indebtedness for borrowed money entered into by the Company or any Subsidiary, or any loans made or agreed to be made by the Company or any Subsidiary other than pursuant to commitments or credit facilities existing on the date hereof and set forth on the Disclosure Schedules;

                         (n) incurrence of other liabilities involving One Hundred Thousand Dollars ($100,000) or more, except in the ordinary course of business, or any increase or change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

                         (o) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (i) in the ordinary course, consistent with past practice, of liabilities reserved against in the Financial Statements for the year ended June 30, 1995 or of liabilities incurred in the ordinary course, consistent with past practice, since July 1, 1995 or (ii) of other liabilities involving One Hundred Thousand Dollars ($100,000) or less individually and Two Hundred Fifty Thousand Dollars ($250,000) or less in the aggregate;

                         (p) increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee or any severance or termination pay, except for increases in the ordinary course of business, consistent with past practice or as required by law or any existing agreement;

                         (q) granting of any bonus, incentive compensation, service, award or other like benefit to any officer or employee except in accordance with plans or arrangements disclosed on the Disclosure Schedules; or

                         (r) other event or condition of any character which in any one case or in the aggregate has had a Material Adverse Effect, or any event or condition which, it is reasonable to expect will, individually or in the aggregate, have a Material Adverse Effect.

          3.10 INSURANCE. The Disclosure Schedules contain a list of all policies of insurance, surety bonds and letters of credit maintained by the Company and the Subsidiaries (showing as to each policy or binder, the carrier, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided), which list is true, complete and accurate in all material respects as of the date hereof. None of the Company or any of the Subsidiaries is in default with respect to its obligations under any such policies. All of such policies are sufficient for compliance with all requirements of law and all contracts, leases and other agreements to which the Company or any Subsidiary is a party except where any such insufficiencies would not have, individually or in the aggregate, a Material Adverse Effect. None of the Company or the Subsidiaries has failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion except for such failure as would not have, individually or in the aggregate, a Material Adverse Effect. Such policies and binders are in full force and effect on the date hereof and will continue to be kept in full force and effect on substantially equivalent terms through the consummation of the transactions contemplated hereby except to the extent policies expire and are replaced in the ordinary course of business with policies and binders on substantially equivalent terms or such expirations as would not have, individually or in the aggregate, a Material Adverse Effect.

          3.11   EMPLOYEE BENEFITS.

                 (a)     The term "Benefit Plans" means:

                         (i)   all employee benefit plans, as defined in
          Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and

                         (ii) all other deferred compensation, profit-sharing, bonus, stock option, stock purchase, stock bonus, excess benefit, vacation pay, holiday pay, dependent care assistance, severance, incentive or other compensation arrangements, maintained or contributed to by the Company for the benefit of one or more of its employees (or former employees) and/or their beneficiaries. For purposes of this Section 3.11, the term "Company" shall include the Subsidiaries.

                 (b) The term "Pension Plan" means an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA maintained by the Company.

                 (c) Except with respect to any "Multiemployer Plan," as defined in Section 4001(a)(3) of ERISA, the Company has furnished, or made available at the due diligence room of the Company, to the Buyers:

                         (i) true and correct copies of the current version of all Benefit Plans and any summary plan descriptions thereof; and

                         (ii) a copy of the most recent actuarial report, if any, available to the Company with respect to each Pension Plan.

                 (d) With respect to each Pension Plan that is subject to Title IV of ERISA, other than a Multiemployer Plan:

                         (i) the Disclosure Schedules provide a break-down of the aggregate liability of such Pension Plans stated in the Company's financial statements into separate statements as to the liability (or net asset balance) of each such Pension Plan; and

                         (ii) no event has occurred, and no condition or set of circumstances exists as of the date hereof, which presents a material risk of the termination of any Pension Plan by the Pension Benefit Guaranty Corporation and no reportable event (within the meaning of section 4043 of ERISA) which, in and of itself, could have an adverse effect exceeding Fifty Thousand Dollars ($50,000) has occurred.

                 (e) Except as set forth in the Disclosure Schedules, all unpaid liabilities of the Company with respect to, and all unfunded benefits (whether vested or not) under each Benefit Plan have been calculated and are reflected in the Company's financial statements in accordance with GAAP, and any such liabilities incurred after the date of such financial statements will be incurred in the ordinary course of business, determined in a manner substantially similar to that used in such financial statements.

                 (f)     In the case of each Pension Plan that is subject to
Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), there is no accumulated funding deficiency (within the meaning of Section 4971 of the Code), whether or not such deficiency has been waived.

                 (g) Each Benefit Plan complies currently, and has complied in the past, both in form and in operation, in all material respects, with all applicable law, such as ERISA and the Code (including Section 4980B thereof). Furthermore, the Internal Revenue Service has issued a favorable determination letter with respect to each Pension Plan that is intended to qualify under Section 401(a) of the Code, and no event has occurred before or after the date of the letter that would disqualify the plan.

                 (h) No nonexempt "prohibited transaction" (as defined in Section 4975 of the Code and Section 406 of ERISA) has occurred with respect to any Benefit Plan.

                 (i) Except as set forth in the Disclosure Schedules, there is no contract, agreement or benefit arrangement with the Company which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (within the meaning of Section 280G of the Code).

                 (j) Except as related liabilities are reflected in the Company's financial statement prepared in accordance with GAAP, and except as set forth in the Disclosure Schedules, the Company does not maintain, or contribute to, any plan that provides or will provide medical or death benefits to one or more former employees (including retirees), other than benefits that are required to be provided pursuant to Section 4980B of the Code or state law continuation coverage or conversion rights.

                 (k) There are no lawsuits or other claims, pending or, to the best knowledge of the Company, threatened (other than routine claims for benefits under the plan) against (i) any Benefit Plan or (ii) any fiduciary of such plan brought on behalf of any participant, beneficiary, or fiduciary thereunder, nor is there any reasonable cause for any such claim.

                 (l) The Company has no intention or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan, except as required to conform to changes in the law. The benefits under all Benefit Plans are as represented, and have not been, and, prior to the Closing will not be, increased subsequent to the date Benefit Plan documents are provided to the Buyers, except as required to conform to changes in the law.

                 (m) The Company has complied (to the extent applicable) in all material respects with the provisions of the Worker Adjustment and Retraining Notification Act and the Americans with Disabilities Act.

                 (n) The Company has complied in all material respects with all reporting and disclosure obligations imposed upon it under all applicable federal and state securities laws by reason of the operation of the Benefit Plans.

                 (o) No event or circumstances have occurred with respect to employee benefit plans (as defined in section 3(3) of ERISA) of former Subsidiaries of the Company which might give rise to liability in excess of the amount already reflected in the Company's financial statements in accordance with GAAP.

                 (p) Any trust that is intended to be tax-exempt as a voluntary Employees' Beneficiary Association under Section 501(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service regarding its tax-exempt status that reflects the provisions of the Deficit Reduction Act of 1984, all contributions to it were properly and fully deducted in the year when paid, and it has not incurred any tax on unrelated business taxable income under Code Sections 511 through 514.

          3.12 MATERIAL CONTRACTS AND OTHER AGREEMENTS. The Disclosure Schedules disclose, as of the date hereof, whether written or oral (a) all contracts, agreements and commitments whether or not fully performed pursuant to which the Company or any of the Subsidiaries has since July 1, 1992 acquired or disposed (the "Disposed Businesses") of a portion of its business or assets which provided for an aggregate purchase price in excess of One Hundred Thousand Dollars ($100,000); (b) all agreements containing covenants not to compete on the part of the Company or any of the Subsidiaries or otherwise restricting the ability of the Company or any of the Subsidiaries in any material way to engage in its business; (c) all material notes, mortgages, credit agreements, lines of credit, indentures, letters of credit, guarantees, performance bonds and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt) entered into by the Company or any of the Subsidiaries or pursuant to which any properties or assets of the Company or any of the Subsidiaries are pledged or mortgaged as collateral; (d) any employment or consulting agreement with any present or former director, officer or employee of the Company or any of the Subsidiaries which calls for annual compensation in excess of Fifty Thousand Dollars ($50,000); (e) contracts, supply orders, purchase orders or other agreements whereby the Company or any of the Subsidiaries have purchased or agreed to sell a material quantity of inventory, supplies, bottled wine, wine in bulk or grapes; (f) contracts, supply orders, purchase orders or other agreements whereby the Company or any of the Subsidiaries have purchased or agreed to purchase a material quantity of inventory, supplies, bottled wine, wine in bulk or grapes and (g) any other contracts and agreements which are material to the Company or any of the Subsidiaries. The foregoing are hereinafter referred to as the "Contracts." With respect to each Contract, (1) such Contract is valid, binding and enforceable against the Company and, to the best of the Company's knowledge, each other party thereto in accordance with its terms; (2) neither the Company or any of the Subsidiaries nor, to the best of Company's knowledge, any other party to such Contract is in material breach thereof or material default thereunder; and (3) there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute a material breach of or a material default under such Contract, and neither the Company nor any of the Subsidiaries has received or given notice of any such breach, default or event. To the best knowledge of the Company, the Company and the Subsidiaries could not reasonably be expected to have any continuing liabilities or obligations in connection with or arising in respect of the Disposed Businesses, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000).

          3.13   SUPPLIERS AND CUSTOMERS.  The Disclosure Schedules set forth
(a) the ten (10) largest suppliers of the Company and GSV in terms of purchases by the Company and

GSV for the 1995 calendar year (the "Large Suppliers"), showing the total purchases by the Company and GSV from each such supplier during such calendar year and (b) the ten (10) largest customers of the Company and GSV in terms of sales by the Company and GSV during the 1995 calendar year (the "Large Customers"), showing the total sales by the Company and GSV to each such customer during such calendar year. The Company and GSV have a good business relationship with its Large Suppliers and its Large Customers. None of the Large Suppliers or Large Customers has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with either the Company or GSV or, since January 1, 1996, decreased materially, or threatened to decrease or limit materially, its products and services to either the Company or GSV or its usage or purchase of products or services of either the Company or GSV.

          3.14 LEASED PROPERTY. The Disclosure Schedule sets forth a list of all real property that is leased by the Company and GSV.

          3.15 REAL PROPERTY. For purposes of this Agreement, "Fee Property" shall mean all real property owned in whole or in part by the Company or the Subsidiaries and all leased property. The Disclosure Schedules contain an accurate and complete list of all Fee Property owned in whole or in part by the Company or the Subsidiaries and includes the name of the record title holder thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. The Company or the Subsidiaries has good, valid, marketable and insurable title in fee simple to all the Fee Property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for (a) liens reflected in the Disclosure Schedules, (b) liens consisting of zoning or planning restrictions, easements and other customary restrictions or limitations on the use of real property which do not materially detract from the value of, or impair the use of, such property by the Company or the Subsidiaries in the operation of the business, and (c) liens for current taxes, assessments or governmental charges or levies on property not yet due and payable ("Permitted Liens"). Except as set forth on the Disclosure Schedules, (a) all of the buildings, structures and appurtenances situated in whole or in part on any of the Real Property are in good operating condition and in a state of good maintenance and repair in all material respects, are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company and the Subsidiaries have adequate rights of ingress and egress for operation of the business in the ordinary course and consistent with past practice, (b) none of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state or local law, ordinance, Rule or regulation, or encroaches on any property owned by others in any way which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) no condemnation proceeding or other litigation is pending or, to the best knowledge of the Company and the Subsidiaries, threatened which would preclude or impair the use of any Real Property by the Company and the Subsidiaries for the purposes for which it is currently used, (d) none of the Company or any of the Subsidiaries has violated or failed to hold any valid and effective certificates of occupancy, underwriters' certificates relating to electrical work, zoning, other permits and licenses (including building, housing, safety, fire, health and similar permits and approvals) required by applicable law with respect to any Real Property or the business conducted thereat which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.16 COMPLIANCE WITH LAWS. The Company and the Subsidiaries are in compliance with applicable federal, state or local statutes, laws and regulations, including, without limitation, any applicable alcohol production and sale, franchise, building, zoning, health, environmental, sanitation, safety, labor relations or other law, ordinance or regulation, other than violations, if any, which, individually or in the aggregate, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.17 LICENSES AND PERMITS. Except as set forth in the Disclosure Schedules, the Company and the Subsidiaries have all governmental or regulatory licenses, permits and authorizations (all of which are in full force and effect) necessary to conduct their business as it is now being conducted, including without limitation those required by the U.S. Bureau of Alcohol, Tobacco and Firearms and the California Alcoholic Beverage Control Board, except for such governmental or regulatory licenses, permits and authorizations the absence of which would not have, individually or in the aggregate, a Material Adverse Effect, and none of such governmental or regulatory licenses, permits and authorizations will be impaired as a result of the transactions contemplated by this Agreement, except in any case that would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with, or that it is in violation of, any such governmental or regulatory licenses, permits and authorizations in a manner that would have, individually or in the aggregate, a Material Adverse Effect, and there are not currently existing circumstances that are likely to result in a failure of the Company or any Subsidiary to comply with, or in a violation by the Company or any Subsidiary of, any such governmental or regulatory licenses, permits or authorizations that would have, individually or in the aggregate, a Material Adverse Effect.

          3.18 TITLE TO ASSETS. The Company and the Subsidiaries own or lease all tangible personal property necessary for the conduct of their business as presently conducted. Each such asset has been maintained in accordance with ordinary industry practice, is in good operating condition and is usable in the ordinary course of business, other than where any such failures individually or in the aggregate would not have a Material Adverse Effect. Except for liens arising under documents set forth in the Disclosure Schedules and for other imperfections which individually or in the aggregate would not have a Material Adverse Effect and except for leased or licensed assets, the Company and the Subsidiaries have good and marketable title to all of the owned tangible personal property used in the conduct of their businesses, except for assets disposed of in the ordinary course of business. The Company has good and valid leasehold title to all leased tangible personal property leased by it from third parties, free and clear of all liens, security interests and other encumbrances except for imperfections individually or in the aggregate as would not cause a Material Adverse Effect and except as set forth in the Disclosure Schedules.

          3.19 INVENTORY. The value at which the inventory of the Company and the Subsidiaries is carried on the June 30, 1995 consolidated balance sheet (the "Balance Sheet") reflects the customary inventory valuation policy of the Company and is consistently applied in accordance with GAAP. The Company's and the Subsidiaries' current inventory consists of items of a quality which are saleable in the ordinary course of business at prevailing prices, and is in a quantity sufficient to service the operations of the business of the Company and the Subsidiaries at the Company's and the Subsidiaries' respective, current levels of operations. Since July 1, 1995 the Company and the Subsidiaries have continued to replenish their inventory in the ordinary course of business consistent with past practice, and have not made any change in their inventory policies or procedures.

          3.20 ACCOUNTS RECEIVABLE. All accounts receivable acquired since June 30, 1995 by the Company and the Subsidiaries are collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts as set forth in the Financials, which reserves are adequate and were calculated consistent with past practices. There are no refunds, rebates, discounts or other adjustments payable with respect to such accounts receivable.

          3.21 TAXES. The Company and the Subsidiaries have paid, or the Company's June 30, 1995 consolidated balance sheet contains adequate provision for, all federal, state, local and foreign income, liquor, licenses, alternative, add-on, gross receipts, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and other taxes imposed on the Company or any of the Subsidiaries or with respect to any of their respective properties, or otherwise payable by any of them, including interest, penalties and other additions, if any, in respect thereof (collectively, "Company Taxes"), for the taxable period ended on June 30, 1995 and for all taxable periods ended prior thereto. Company Taxes paid and/or incurred since July 1, 1995 until the Closing Date include, or will include, only Company Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on June 30, 1996. Without limiting the foregoing representations in any way,
(a) the Company and the Subsidiaries have collected all sales, use and value added taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities and have furnished properly completed exemption certificates for all exempt transactions and (b) the Company and the Subsidiaries have properly withheld income and social security or other similar taxes and paid payroll taxes with respect to all persons properly characterized as employees for federal, state or local tax purposes. Other than between the Company and the Subsidiaries, neither the Company nor any Subsidiary is a party to or bound by any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement. The Company and the Subsidiaries have timely filed all returns, reports and other filings related to Company Taxes which any of them is required to file and have paid, or provided for, all the amounts shown to be due thereon. The Company has made available to the Buyers (c) complete copies of all such tax returns, reports and filings and (d) complete copies of all audit reports and other governmental claims asserting Company Taxes in addition to those Company Taxes set forth on such returns, reports and filings. Except for actions and proceedings pending or threatened by any governmental authority involving an aggregate amount of less than Fifty

Thousand Dollars ($50,000), no action or proceeding is pending or threatened by any governmental authority for assessment or collection from the Company or any of the Subsidiaries of any Company Taxes, no unresolved claim for assessment or collection of any Company Taxes has been asserted against the Company or any of the Subsidiaries, and all resolved assessments of Company Taxes have been paid or are reflected in the Company's June 30, 1995 consolidated balance sheet. There are no liens for Company Taxes (other than for current Company Taxes not yet due and payable) upon the assets of the Company or any of the Subsidiaries.

          3.22   ENVIRONMENTAL LAWS AND REGULATIONS.

                 (a) For the purposes of this section, the following words and phrases shall have the following meanings:

                 "CURRENT REAL PROPERTY" means all Real Property currently owned, operated, leased or occupied by the Company.

                 "ENVIRONMENTAL CONDITION" means any condition relating to the presence, release, disposal, storage or treatment of Hazardous Materials in, at on, under or about (i) the Real Property, or (ii) the environment beyond the Real Property, which Hazardous Materials migrated or emanated from the Real Property, or (iii) the disposal of Hazardous Materials at any property.

                 "ENVIRONMENTAL LAW" means any environmental or health and safety-related law, regulation, rule, requirement, ordinance, order or determination of any governmental or judicial authority at the federal, state, or local level, whether existing as of the date hereof, previously enforced or subsequently enacted.

                 "HAZARDOUS MATERIAL" means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum product, asbestos, polychlorinated biphenyls, underground storage tanks and the contents thereof including, without limitation, any such materials defined in or regulated pursuant to any Environmental Law.

                 "REAL PROPERTY" means any real property or "facility" (as defined in the Resource Conservation and Recovery Act, 42 U.S.C Section 6901 et seq. ("RCRA")) currently or formerly owned, operated, leased or occupied by the Company.

                 "COMPANY" means Golden State Acquisition Corp., Golden State Vintners, and/or any of the Subsidiaries or affiliates thereof.

                 (b) The Company has no liability under, and is in compliance in all material respects with, all Environmental Laws applicable to the Company's business, the Real Property and any facilities and operations thereon.

                 (c) The Company possesses all permits and authorizations under Environmental Laws required or necessary to conduct its business (the "Required Permits"), except where the failure to obtain any such permits or authorizations would not have, individually or in the aggregate, a Material Adverse Effect. The Company is in compliance with all terms and conditions of the Required Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. The Required Permits are in full force and effect and will not be impaired as a result of the transactions contemplated hereby or by any of the Ancillary Agreements.

                 (d) In the last five (5) years, the Company has not: (i) entered into or been subject to any outstanding consent decree, compliance order or administrative order with respect to the Real Property or any facilities or operations thereon the future compliance with which would, individually or in the aggregate, have a Material Adverse Effect; or (ii) as of the date hereof received any notice, complaint or claim from any governmental authority with respect to any Environmental Condition. With respect to each of these matters, the Company has taken all appropriate action consistent with all applicable Environmental Laws, except where the failure to take any such action would not, individually or in the aggregate, have a Material Adverse Effect.

                 (e) There has been no release, disposal, treatment, storage or presence of any Hazardous Material at, in, on, under or about the Real Property that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

                 (f) No lien has been imposed or, to the Company's knowledge, is threatened on any or all of the Real Property by any governmental agency at the federal, state, or local level in connection with the presence, release, disposal, storage or treatment on or off the Real Property of any Hazardous Material.

                 (g) Between July 1, 1991 and the date hereof, the Company has not received any notice, complaint or claim from any governmental authority that the Company and/or any Current Real Property is not in compliance with any applicable Environmental Laws relating to: (i) the maintenance of records of Hazardous Material handled at each Current Real Property; (ii) reporting, monitoring, inspections and compliance with the manifest system for tracking the movement of Hazardous Material; (iii) operating methods, techniques and practices for treating, storing and disposing of Hazardous Material; (iv) the location, design and construction of the Current Real Property; (v) contingency plans for minimizing unanticipated damage from Hazardous Material treatment, storage or disposal activities; (vi) maintenance and operation of each Current Real Property, including qualifications with respect to ownership, continuity of operation, personnel training, financial responsibility and closure; and (vii) compliance with RCRA permit requirements.

                 (h) None of the matters set forth in the Disclosure Schedules with respect to this section, individually or in the aggregate, have a Material Adverse Effect.

          3.23 BROKERS; CERTAIN EXPENSES. The Company has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except as may be contemplated in connection with the FAC/Exeter Securities Purchase Agreement.

          3.24 NO AGREEMENTS TO SELL THE COMPANY. Except as contemplated by this Agreement or the FAC/Exeter Securities Purchase Agreement, none of the Company or any of the Subsidiaries or any of its stockholders has any legal obligation, absolute or contingent, to any other person, firm or entity to sell capital stock, material assets (other than in the ordinary course of business and consistent with past practices) or business of the Company or any of the Subsidiaries or to effect any merger, consolidation, liquidation, dissolution, recapitalization or other reorganization of the Company or any of the Subsidiaries or to enter into any agreement with respect thereto.

          3.25 RELATED-PARTY TRANSACTIONS. Except as set forth in the Disclosure Schedules, since July 1, 1994, no employee, officer, or director of the Company or of any Subsidiary, or, to the knowledge of the Company, no affiliate (as such term is defined in the Securities and Exchange Act of 1934, as amended ("Affiliates")) of any such person, and no member of such persons' immediate families is indebted to, or has engaged in any transaction with, the Company or any Subsidiary. Except as set forth in the Disclosure Schedules, neither the Company nor any Subsidiary is indebted to, or a party to any contract, agreement or instrument with, any employee, officer, director or Affiliate, of the Company or of any Subsidiary, or, to the knowledge of the Company, any Affiliate of any such person, or any member of such persons' immediate families. To the best of the Company's knowledge, except as set forth in the Disclosure Schedules, none of such persons or affiliates have any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm or corporation that competes with the Company or any Subsidiary, except that employees, officers or directors of the Company and any Subsidiary and members of their immediate families may own stock in publicly traded companies that may compete with the Company or any Subsidiary. Except as set forth in the Disclosure Schedules, no member of the immediate family of any officer or director of the Company or any Subsidiary is directly or indirectly interested in any Contract with the Company or any Subsidiary. Section 3.25 of the Disclosure Schedules describes in detail (a) the Company's business relationships with the Grape Group and (b) the owners of S.E. Vineyards, the aggregate number of acres owned or controlled thereby and the most recent financial statements thereof. All of the transactions described in Section 3.25 of the Disclosure Schedules that were entered into after January 1, 1995 were on terms no less favorable to the Company than would have been available from an unaffiliated third party at the time such transactions were entered into, provided that, with respect to transactions that have not by the terms thereof been fully performed involving current employees, officers or directors of the Company, affiliates of any such person and any member of such persons' immediate family, this time limitation shall not apply, provided, further that this provision shall not apply to employment agreements disclosed on the Disclosure Schedules.

          3.26   LABOR MATTERS.

                 (a) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreements or other agreements with labor unions. The Company and the Subsidiaries have not violated any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, equal opportunity employment, or employees' health, safety, welfare, wages and hours, the default or violation of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                 (b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) there are no labor disputes existing, or to the Company's best knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions or lockouts of any employees of the Company or any of the Subsidiaries (ii) there are no unfair labor practices or petitions for election pending before the National Labor Relations Board or any other federal or state Labor Commission relating to the employees of the Company or any of the Subsidiaries, and (iii) no demand for recognition heretofore made by any labor organization is pending with respect to the Company or any of the Subsidiaries.

          3.27 COMPLIANCE WITH THE IMMIGRATION REFORM AND CONTROL ACT. Since January 1, 1991, each of the Company and GSV has complied with and has not violated the terms and provisions of the Immigration Reform and Control Act of 1986, or any related Regulations promulgated thereunder (the "Immigration Laws"). With respect to each employee (as defined in Section 274a.1(f) of Title 8, Code of Federal Regulations) of the Company or GSV for whom compliance with the Immigration Laws by an employer (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) is required, each of the Company and GSV has in its records such employee's Form I-9 (Employment Eligibility Verification
Form) and all other records, documents or other papers in the Company's possession with respect to such employee. Since January 1, 1991, neither the Company nor GSV has been the subject of any inspection or, to the Company's knowledge, investigation relating to its compliance with or violation of the Immigration Laws, nor has it been fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or, to the Company's knowledge, threatened.

          3.28 PROPRIETARY RIGHTS. The Company and the Subsidiaries own or have the right to use all of the federal and state registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of the patents and copyrights and all pending applications therefor, all other trademarks and other marks, trade names and other trade rights in which the Company or any of the Subsidiaries has any interest whatsoever, and all other trade secrets, designs, plans, specifications, technical information and other proprietary rights, whether or not registered, which are material to the conduct of the business of the Company and the Subsidiaries (collectively, "Proprietary Rights"). Other than payments between the Company and the Subsidiaries, no person has a right to receive from the Company or the Subsidiaries a royalty or similar payment in respect of any Proprietary Rights whether or not pursuant to any contractual arrangements entered into by the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries have received any notice of invalidity or infringement of any rights of others with respect to Proprietary Rights since July 1, 1992 which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No proceedings have been instituted against or notices received by the Company or any of the Subsidiaries that are presently outstanding alleging that the Company's or any of the Subsidiaries' use of any Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. All of the Proprietary Rights are valid and enforceable rights of the Company or the Subsidiaries and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

          3.29 SMALL BUSINESS ADMINISTRATION MATTERS. The Company complies with the size standards set forth in 13 C.F.R. Section 121.301(a) and, to the extent relevant, those size standards set forth in 13 C.F.R. Section 121.601. On or promptly after the Closing, the Company shall deliver to the Buyers, upon request, (a) an executed copy of SBA Form 480 - Size Status Declaration,
(b) an executed copy of SBA Form 652 - Assurance of Compliance for Nondiscrimination, and (c) the information needed to complete Part A of SBA Form 1031 - Portfolio Financing Report.

          3.30 DISCLOSURE. To the best knowledge of the Company, no representation or warranty by the Company or any Subsidiary in this Agreement, any of the Disclosure Schedules hereto or any other agreement delivered in connection herewith contains any untrue statement of material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.


                                      ARTICLE IV

                               COVENANTS AND AGREEMENTS

          4.1 ACCESS TO PROPERTIES AND RECORDS. The Company shall afford to the Buyers and their accountants, counsel and other representatives, on reasonable notice, full access during normal business hours from the date hereof to the Closing Date to all of its and the Subsidiaries' properties, books, accounts, agreements, personnel, facilities, proprietary information, contracts, commitments and records and shall make reasonably available their officers and employees to answer fully and promptly questions put to them thereby. As soon as reasonably practicable, the Company shall furnish the Buyers with audited consolidated financial statements for the fiscal year ended June 30, 1996. No investigation pursuant to this Section 4.1 will affect or be deemed to modify any representation or warranty made by the Company.

          4.2    INDEMNIFICATION BY THE COMPANY.

                 (a)     (i)   The Company agrees to indemnify the Buyers, and
each of the Buyer's respective officers, directors, partners, employees, agents and representatives, against and hold the Buyers, and each of the Buyer's respective officers, directors, partners, employees, agents and representatives, harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) and liabilities of and damages to the Buyers arising out of the material breach of any representation, warranty, covenant or agreement of the Company herein or arising out of or in any way relating to the transactions contemplated by this Agreement, including without limitation, any of the transactions contemplated by the FAC/Exeter Securities Purchase Agreement.

                         (ii)  The Company agrees to indemnify the Buyers
against and hold the Buyers harmless from all claims, obligations, costs and expenses (including, without limitation reasonable attorney's fees and expenses) and liabilities of and damages to the Buyers if the Buyers becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, instituted by any third party which challenges the transactions contemplated by this Agreement, including without limitation, any of the transactions contemplated by the FAC/Exeter Securities Purchase Agreement or otherwise arises out of this Agreement.

                 (b) The Buyers agree to give the Company prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which it may request indemnification hereunder. The Company shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding (provided that the Company shall have first acknowledged its indemnification obligations hereunder specifically in respect of such claim or proceeding) at its own expense, which counsel shall be reasonably satisfactory to the Buyers. If the Company elects to assume the defense of any such claim or proceeding, the Buyers may participate in such defense, but in such case the expenses of the Buyers incurred in connection with such participation shall be paid by the Buyers. The Buyers shall cooperate with the Company in the defense or settlement of any such claim, assertion, event or proceeding. If the Company elects to direct the defense of any such claim or proceeding, the Buyers shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Company consents in writing to such payment or unless the Company withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Company is entered against the Buyers for such liability. If the Company shall fail to defend, or if, after commencing or undertaking any such defense, the Company fails to prosecute or withdraws from such defense, the Buyers shall have the right to undertake the defense or settlement thereof at the Company's expense.

          4.3 BEST EFFORTS. Upon the terms and subject to the conditions herein provided, each of the Buyers and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement including (a) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (b) to fulfill all conditions on its part to be fulfilled under this Agreement. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper partners, officers or directors of each party to this Agreement shall take all such reasonably necessary action. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing. The Company shall each give prompt notice to the Buyers of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company contained in this Agreement, as the case may be, to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and the Company shall use all reasonable efforts to remedy such failure. In addition, the Company shall give prompt notice to the Buyers of any material developments involving the operations or activities of the Company or any of the Subsidiaries.

          4.4 CONSENTS. The Company and each of the Buyers will use its reasonable best efforts to obtain all necessary waivers, consents and approvals of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, but not limited to, the transactions contemplated by the FAC/Exeter Securities Purchase Agreement.

          4.5    DELIVERY OF FINANCIAL STATEMENTS AND OTHER DOCUMENTS.

                 (a) The Company shall deliver to the Buyers, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, a statement of operations for such fiscal year, a balance sheet of the Company as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail and prepared in accordance with GAAP.

                 (b) The Company shall deliver to the Buyers, as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited statement of operations, balance sheet, and statement of cash flows of the Company for such fiscal quarters as of the end of such fiscal quarters.

                 (c) The Company shall deliver to the Buyers, as soon as practicable, but in any event within thirty (30) days after the end of each month, an unaudited statement of operations, balance sheet, and statement of cash flows of the Company for such month and for the fiscal year-to-date.

                 (d) The Company shall deliver to the Buyers prior to the close of each fiscal year, an operating budget for the next fiscal year forecasting the Company's revenues, expenses and cash position, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months.

                 (e) The Company shall deliver to the Buyers, as soon as practicable, but in any event within ten (10) days of receipt by the Company, copies of any management letters of the Company's accountants.

                 (f) The Company shall promptly deliver to the Buyers: (i) notice of any defaults under any Contracts or other material agreements and (ii) notice of any material litigation.

                 (g) The Company shall deliver to the Buyers, as soon as practicable, all other information requested by the Buyers, where such information is readily available and may be reduced to written form.

          4.6 ACCESS TO RECORDS. The Company shall afford to the Buyers and their respective officers, directors, partners, employees, counsel and other authorized representatives free and full access, at all reasonable times, to all of the books, records and properties of the Company, including, without limitation, those of any Subsidiary, and to all officers, employees and accounting professionals of the Company or any Subsidiary.

          4.7 NO TRANSACTIONS WITH AFFILIATES. Neither the Company nor any Affiliate thereof will enter into any transaction with any stockholder of the Company or any Affiliate thereof or with any member of management of the Company unless the terms and conditions of each such transaction are no less favorable to the Company or its Affiliate, as the case may be, than would be obtained in a comparable arm's-length transaction with an unaffiliated third party.

          4.8 QUALIFICATION AS A QUALIFIED SMALL BUSINESS. The Company agrees to deliver to the Buyers, from time to time, such forms, documents, schedules and other instruments reasonably requested by Buyers to cause the Class B Stock to qualify as a qualified small business stock, as such term is defined in Section 1202(b) of the Internal Revenue Code of 1986, as amended.

          4.9 USE OF PROCEEDS; ACCESS TO RECORDS. The Company covenants and agrees that it will use the proceeds from the sale of the Shares hereunder for general working capital purposes, and otherwise as duly authorized by the Board of Directors of the Company for the growth, expansion and modernization of the Company. The Company will provide each Buyer requesting such information with reasonable access to the Company's financial records so as to allow such Buyer to confirm that such proceeds were used in the manner contemplated by this Agreement, such access to include a review by such Buyer of the use of proceeds within ninety (90) days after the Closing. The Company acknowledges and agrees that, if the proceeds are not used in the manner contemplated hereby, each Buyer shall have the right to demand the immediate repayment thereof.

          4.10 BUYER'S RIGHT OF FIRST REFUSAL. The Company hereby grants to each Buyer the right of first refusal to purchase, pro rata, all or any part of New Securities, as defined below, which the Company may, from time to time, propose to offer, sell and issue. A Buyer's pro rata share, for purposes of this right of first refusal, is equal to such Buyer's percentage interest in the aggregate number of shares of common stock of the Company then outstanding (assuming, for purposes of such percentage interest, complete conversion of all outstanding convertible securities and complete exercise of any and all outstanding options and warrants of the Company). This right of first refusal shall be subject to the following provisions:

                 (a) "New Securities" shall mean any shares of capital stock of the Company, including common stock and preferred stock, whether or not presently authorized, any rights, options or warrants to purchase such shares, and securities of any type whatsoever that are, or may become, convertible into such shares; provided that "New Securities" does not include (i) options, or shares of common stock issuable upon exercise of options granted under the Company's 1996 Stock Option Plan, (ii) shares issuable on exercise of up to 223,913 options granted to O'Neill and up to 50,000 options granted to Brian Thompson, (iii) securities issued in connection with the leasing or financing of equipment, or with the indebtedness of the Company to banks, insurance companies, or other commercial leading institutions regularly engaged in the business of lending money, (iv) securities issued pursuant to the acquisition of another corporation by the Company by (A) merger, (B) purchase of substantially all of the assets or (C) other reorganization whereby the Company owns not less than fifty-one percent (51%) of the voting power of such corporation, (v) any of the Company's Common Stock (or related options exercisable for such Common Stock) issued to employees, officers and directors of, and consultants to, the Company, pursuant to any arrangement approved by the Board of Directors of the Company, (vi) stock issued upon conversion or exercise of any convertible securities, options or warrants, provided that the rights of first refusal established by this Section 4.10 first applied or were properly waived with respect to the initial sale or grant by the Company of such convertible securities, options or warrants, and (vii) stock issued in connection with any stock split, stock dividend or recapitalization by the Company.

                 (b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Buyer written notice of its intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Buyer shall have thirty (30) days from the date of receipt of any such notice to agree to purchase up to the Buyer's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

                 (c) In the event a Buyer fails to exercise the right of first refusal within such thirty (30) day period, the Company shall have ninety
(90) days thereafter to sell the New Securities with respect to which the Buyer's option was not exercised, at the price and upon terms no more favorable to the purchasers of such securities than specified in the Company's notice. In the event the Company has not sold the New Securities within said ninety (90) day period, the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Buyers in the manner provided above.

                 (d) The right of first refusal shall terminate on the consummation of the initial public offering of shares of the Company's common stock of at least 20% of the common stock then outstanding that results in gross proceeds to the Company of at least $35,000,000.


                                      ARTICLE V

                                 CONDITIONS PRECEDENT

          5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the conditions that no federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) which is in effect and has the effect of prohibiting consummation of the transactions contemplated by this Agreement.

          5.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the transaction contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                 (a) The Buyers shall have performed in all material respects their obligations under this Agreement required to be performed by them on or prior to the Closing Date pursuant to the terms hereof.

                 (b) The representations and warranties of the Buyers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Buyers shall have delivered a certificate to the effect set forth in Sections 5.2(a) and (b).

          5.3 CONDITIONS TO THE OBLIGATIONS OF THE BUYERS. The obligations of the Buyers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                 (a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof.

                 (b) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Company shall have delivered to the Buyers a certificate to the effect set forth in Sections 5.3(a) and (b).

                 (c) Since January 1, 1996, there shall have been no material adverse change in the financial condition, prospects or results of operations of the Company and the Subsidiaries considered as a whole.

                 (d) The Buyers shall have received fully executed copies of each of the Ancillary Agreements.

                 (e) The Buyers and their legal and financial advisors shall have completed their due diligence of the Company, GSV and any Subsidiaries of such entities, and the conclusions reached by such advisors is satisfactory to all of the Buyers.

                 (f) The size and composition of the Board of Directors shall be satisfactory to Buyers.

                 (g)     All of the conditions to Closing set forth in
Section 4.3 of the FAC/Exeter Securities Purchase Agreement shall have been satisfied or waived.

                 (h) The Buyers shall have received such other duly and validly executed documents and instruments in connection with the Closing as are reasonably requested by them.

                 (i) All necessary waivers, consents and approvals to or of the transactions contemplated by this Agreement or the FAC/Exeter Securities Purchase Agreement.


                                      ARTICLE VI

                                    MISCELLANEOUS

          6.1 AMENDMENT. This Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto, provided that after the Closing this Agreement may be amended without each party's written agreement, but no such amendment shall be enforceable against any party which has not signed such amendment.

          6.2 WAIVER. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions herein, provided that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          6.3 SURVIVAL. The representations and warranties set forth in Articles II and III shall survive the Closing.

          6.4 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage prepaid, return receipt requested) or transmitted by facsimile to the parties at the following addresses and numbers:

                 (a)     If to the Buyers to:

                         SBIC Partners, L.P.
                         201 Main Street, Suite 2302
                         Fort Worth, TX  76102
                         Fax No.: (817) 338-2047


                         Jeffrey B. O'Neill
                         60 East Sir Francis Drake Boulevard, Suite 302 Larkspur, CA 94939
                         Fax No.: (415) 461-4497

                 (b)     If to the Company, to:

                         60 East Sir Francis Drake Boulevard, Suite 302 Larkspur, CA 94939
                         Fax No.: (415) 461-4497


or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date actually received.

          6.5 HEADINGS; AGREEMENT. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term "Agreement" for purposes of representations and warranties hereunder shall be deemed to include the Exhibits hereto to be executed and delivered by a party.

          6.6 PUBLICITY. So long as this Agreement is in effect, the parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement or this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

          6.7    ENTIRE AGREEMENT.  This Agreement (including all the
Disclosure Schedules and Exhibits hereto) constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          6.8 CONVEYANCE TAXES. The Company agrees to assume liability for and to hold the Buyers harmless against any sales, use, transfer, stamp, stock transfer, real property transfer or gains, and value added taxes, any transfer, registration, recording or other fees, and any similar taxes incurred as a result of the transactions contemplated hereby.

          6.9 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Except as otherwise provided in the Ancillary Agreements or Exhibits to this Agreement, and except for an assignment of rights, interests or obligations by Buyers after the Closing, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided that SBIC Partners shall have the right to assign all or any portion of its rights hereunder to any affiliate thereof without the consent of any other party hereto.

          6.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          6.11 GOVERNING LAW. The validity and interpretation of this Agreement shall be governed by the laws of the State of California, without reference to the conflict of laws principles thereof.

          6.12 THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

          6.13 COSTS AND EXPENSES. The Company will pay all costs and expenses incurred by Buyers in connection with the transactions contemplated hereby, including without limitation, the legal fees and expenses of Riordan & McKinzie, whether or not the transactions contemplated hereby are consummated.

               (THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

          IN WITNESS WHEREOF, each of the Buyers and the Company has caused this Agreement to be duly signed as of the date first written above.

COMPANY:            GOLDEN STATE ACQUISITION CORP.,
                    a Delaware corporation


                    By:
                         --------------------------------------------------
                         Jeffrey B. O'Neill
                         Chief Executive Officer

BUYERS:

SBIC PARTNERS:      SBIC PARTNERS, L.P.,
                    a Texas limited partnership

                    By:  Forrest Binkley & Brown L.P.,
                         General Partner

                         By:  Forrest Binkley & Brown Venture Co.,
                              General Partner


                              By:  ----------------------------------------
                                   Jeffrey J. Brown
                                   Office of the President

                         By:  SL-SBIC Partners, L.P.,
                              General Partner

                              By:  FW-SBIC, Inc.,
                                   General Partner

                              By:  ----------------------------------------
                                   Name: Peter Sterling
                                   Title: Chairman


O'NEILL:                 --------------------------------------
Jeffrey B. O'Neill

                            GOLDEN STATE ACQUISITION CORP.
                            SUPPLEMENTAL SIGNATURE PAGE
                                         TO
                              STOCK PURCHASE AGREEMENT



                       SUBSEQUENT CLOSING -- NOVEMBER 26, 1996



          By their execution hereof, GOLDEN STATE ACQUISITION CORP., a Delaware corporation (the "Company"), and the undersigned (each, a "Buyer" and collectively, the "Buyers"), hereby become parties to the Stock Purchase Agreement dated as of October 10, 1996 (the "Stock Purchase Agreement") by and among the Company, SBIC Partners, L.P. and Jeffrey B. O'Neill. As of the Subsequent Closing, as defined below, each Buyer hereby acknowledges and agrees to the provisions, terms and conditions of the Stock Purchase Agreement and each Buyer represents and warrants on his or its own behalf that the representations and warranties set forth in Section 2 of the Stock Purchase Agreement are true and correct. The shares of the Company's Class K Common Stock (the "Class K Stock") acquired by the Buyers at the Subsequent Closing shall, for all intents and purposes, be deemed to have been acquired under the Stock Purchase Agreement.

          The Buyers hereby agree to purchase and the Company agrees to sell and issue the number of shares of Class K Stock as set forth opposite each Buyer's name on the attached Exhibit B for the purchase price of $7.26 per share. The purchase and sale of the Class K Stock shall take place at the offices of Riordan & McKinzie, 300 South Grand Avenue, Suite 2900, Los Angeles, California 90071, at 10:00 a.m. on November 26, 1996, or at such other time and place as the Company and the Buyers shall agree (the "Subsequent Closing").

          IN WITNESS WHEREOF, this Supplemental Signature Page has been executed and delivered as of the date forth set forth above.


                              GOLDEN STATE ACQUISITION CORP.


                              By:
                                   ----------------------------------------
                                   Jeffrey B. O'Neill
                                   President


                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

BUYERS:                       R&M PARTNERS/GSV, G.P.


                              By:
                                   ----------------------------------------
                                   Jeffrey L. DuRocher
                                   General Partner

                              Address:       Riordan & McKinzie
                                             300 South Grand Avenue
                                             29th Floor
                                             Los Angeles, CA  90071
                                             Telephone:     (213) 629-4824
                                             Facsimile:     (213) 229-8550



                              ---------------------------------------------
                              Victor Palmieri

                              Address:       The Palmieri Company
                                             245 Park Avenue, 35th Floor
                                             New York, New York  10167
                                             Telephone:     (212) 972-8060
                                             Facsimile:     (212) 972-7924



                              ---------------------------------------------
                              Peter Mullin



                              Address:       Mullin Consulting Inc.
                                             644 South Figueroa Street
                                             Los Angeles, CA  90017
                                             Telephone:     (213) 488-8500
                                             Facsimile:     (213) 622-4800

                                      EXHIBIT B


                            SCHEDULE OF SUBSEQUENT BUYERS



------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                      Number of
                                   Shares of Class K    Aggregate
             Buyer                   Common Stock     Purchase Price
             -----                   ------------     --------------
------------------------------------------------------------------------------
 R&M Partners/GSV, G.P.                20,661           $149,998.86
------------------------------------------------------------------------------
 Peter Mullin                           6,887           $ 49,999.62
------------------------------------------------------------------------------
 Victor Palmieri                        6,887           $ 49,999.62
------------------------------------------------------------------------------
                       TOTAL           34,435           $249,998.10
------------------------------------------------------------------------------
------------------------------------------------------------------------------







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